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                          CERTIFICATE OF INCORPORATION

                                       OF

                             IN HOUSE TICKETS, INC.

                Under Section 402 of the Business Corporation Law

      The undersigned, a natural person, at least twenty-one years of age, for the purpose of forming a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, does hereby certify as follows:

      FIRST: The name of the corporation is In House Tickets, Inc.

      SECOND: The purposes for which it is formed are as follows:

            To operate a concert ticket club and otherwise deal in the business of exploiting, promoting and presenting concert performances and to conduct business in all related and other areas of the entertainment industry.

            To carry on any similar lawful business which may conveniently be carried on in connection with the above business purposes, and generally to perform any and all lawful acts connected therewith or arising therefrom or incidental thereto, and to do all acts proper or necessary for the purposes of the business.

      THIRD: The office of the corporation is located in the City, County and State of New York.

      FOURTH: The aggregate number of shares which the corporation shall have authority to issue is two hundred (200) shares of common stock without par value.

      FIFTH: The Secretary of State of the State of New York is hereby designated as the agent of the corporation upon whom any process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served upon him is: c/o Eastman and Eastman, 39 West 54th Street, New York, New York.

      IN WITNESS WHEREOF, I have made, signed and acknowledged this Certificate of Incorporation this 23rd day of February, 1981.


                                           /s/  Ron Delsener
                                           ------------------------------
                                           Ron Delsener
                                           27 East 67th Street
                                           New York, New York  10021
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STATE OF NEW YORK   )
                    :    SS.:

COUNTY OF NEW YORK  )

      On this 23rd day of February, 1981, before me personally came Ron Delsener, to me known and known to me to be the individual described in and who executed the foregoing certificate, and he acknowledged to me that he executed the same.

                                           /s/ Illegible
                                           -------------------------------
                                           Notary Public


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